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                                                                       EXHIBIT 1


Contact:    Cheryl L. K. Boland              Jill LeBallister Dudka
            Manager of Investor Relations    Manager of Public Relations
            FTP Software, Inc.               FTP Software, Inc.
            508-685-4000 ext 6955            508-685-4000 ext 6458
            Internet:  cboland@ftp.com       Internet:  jld@ftp.com


                          FTP SOFTWARE ANNOUNCES PLANS
                        TO FORM STRATEGIC BUSINESS UNITS


ANDOVER, MASS, JUNE 16, 1997 -- FTP Software, Inc. (Nasdaq: FTPS) today announced its intention to realign its business into three strategic business units. These business units will more aggressively address specific opportunities which the company has identified as three distinct and different businesses that recognize differing technologies and address varying levels of market maturity.

     FTP Software's planned business units will create within the company a sharper focus on customer requirements and needs and on product development priorities, positioning FTP Software to deliver an improved level of value to its shareholders and customers. The strategic business units will be:

     -    the Agent/Directory Management Business Unit,

     -    the VIP Network(TM) Applications Business Unit, and

     -    the IP Technology Business Unit (see overview below).

At this time, the company expects that these business units will be supported by the FTP Software worldwide sales organization. The company expects that business unit operating plans and organization structures will be in place within 60 days.

     In announcing the company's intention to form these business units, FTP Software Chairman and Chief Executive Officer Glenn C. Hazard commented, "As we anticipated several months ago, the marketplace is moving rapidly to a virtual Internet Protocol environment, driven by customer appetite matched with aggressive market entry by competitive solutions providers. We believe that FTP Software's success in this market significantly depends on our ability and commitment to focus with laser-like precision on those areas within our technology that provide the most benefit to our customers in building their network solutions."

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     Mr. Hazard continued, "We expect that the formation of these three business units will help create an internal environment marked by clearer focus and an ability to execute with greater speed and accuracy in delivering products and solutions. Through the business unit structure, we will create appropriate business models and expectations, and clear opportunities for partnerships and strategic alliances. Our new structure is an important step in bringing our company in line with today's market dynamics and to address the company's disappointing current performance."

     The company also announced that in light of continued weakness in revenue it expects that its financial results for the quarter ending June 30, 1997 will fall substantially below the company's internal goals for the quarter, and that the company's performance is not tracking to its previously announced internal goal for revenue growth for 1997.

     Mr. Hazard named his appointments to lead the three business units. Mr. Mordecai (Mo) Rosen will serve as acting President of the Agent/Directory Management Business Unit, reporting directly to Mr. Hazard. Mr. Rosen joined FTP Software in 1997 and served as Vice President, Corporate Development until this appointment. Mr. Dennis Leibl will join FTP Software as President of the VIP Network Applications Business Unit, reporting directly to Mr. Hazard. Before joining FTP Software, Mr. Leibl was at Vignette, where he was Vice President of Sales, Service and Support. Mr. Hazard also appointed Mr. John Kimberley as acting President of the IP Technology Business Unit. Mr. Kimberley joined the company in 1996 with the acquisition of Firefox.

BUSINESS UNIT OVERVIEW
FTP Software's three planned business units are as follows:

     - THE AGENT/DIRECTORY MANAGEMENT BUSINESS UNIT will bring to market next generation network administration and management applications based on FTP Software's leading-edge Java agent and directory technologies. The availability of FTP Software's first two agent applications, IP Auditor and IP Distributor, were announced in early May.

     - THE VIP NETWORK APPLICATIONS BUSINESS UNIT will focus on providing desktop and web-based network applications solutions including its award winning 32-bit Network Access Suite applications along with its OnNet(R) family of products. The unit also plans to introduce network application products which will address the thin client and network computing marketplace over the next twelve months.

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     -    THE IP TECHNOLOGY BUSINESS UNIT will provide to its customers the company's historic set of client and server gateway technologies and product solutions, as well as other IP technology components.

          The company noted that the above forward-looking statements are subject to change, based on various important factors, including, without limitation, continuing changes in the market and competition, as well as the degree of FTP Software's success in marketing its new vision and developing and distributing its products. Additional information on potential factors that could affect the company's financial results is included in the company's annual report on Form 10-K and other documents filed with the Securities and Exchange Commission.

ABOUT FTP SOFTWARE, INC.

FTP Software, Inc. provides manageable and secure infrastructure software products, along with essential applications and services, that allow customers to create VIP Networks. Based on the premise that organizations manage people and their access privileges, the VIP Network enables customers to extend their network beyond traditional boundaries in a secure and manageable manner to encompass employees or associates anywhere, and to build enterprises to enable electronic commerce and virtual workgroups. FTP Software and its subsidiaries have a combined 17 years of leadership in developing and integrating business applications over TCP/IP networks. FTP Software may be contacted at (508) 685-3300 or at http://www.ftp.com.


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FTP Software and OnNet are registered trademarks and VIP Network is a trademark of FTP Software, Inc. Other trademarks, trade names, and registered trademarks are the property of their respective holders.